ITEM 77K - Changes in registrant's certifying accountant

The following information responds to Item 304 (a)(1) of Regulation S-K

(i)	On February 25, 2004, the Board of Directors of The High Yield
Plus Fund, Inc. (the "Fund") voted not to re-appoint
PricewaterhouseCoopers LLP, as independent auditors for the year ending March 31, 2004.

(ii)	PricewaterhouseCoopers LLP's report on the financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)	During the Fund's two fiscal years ended March 31, 2003, and through February 25, 2004, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused PricewaterhouseCoopers LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports.

(iv)	Pursuant to Item 304(a)(3) of Regulation S-K, the Fund requested
PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements.
PricewaterhouseCoopers LLP has provided the letter that is attached as Exhibit 77Q1(b).

(v)	On February 25, 2004, the Fund engaged KPMG LLP as its new
independent auditors.  During the Fund's two fiscal years ended
March 31, 2003, the Fund did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.